EX-35.1
(logo) Capmark

Annual Statement as to Compliance
For the Year Ended December 31, 2007

Morgan Stanley Capital Inc.
Series 2007-HQ12


Deptford Mall Pari Passu Loan Serviced under MSCI Series 2007-HQ11 (the "HQ11 Transaction")


Pursuant to the Pooling and Servicing Agreement for the HQ11 transaction (the "Lead Servicing Agreement"), dated as of February 1, 2007, by and among, Morgan Stanley Capital I Inc., as Depositor, Capmark Finance Inc., as Master Servicer (in such capacity, the "Lead Servicer"), and the other parties party thereto, I hereby attest that:

i. A review of the activities of the Lead Servicer during the above referenced period, and of its performance under the Lead Servicing Agreement, has been made under my supervision.

ii. To the best of my knowledge, based on such review, the Lead Servicer, has fulfilled in all material respects its obligations under the Lead Servicing Agreement throughout the period.

Capmark Finance Inc.


/s/  Mark E. McCool

By: Mark E. McCool
Title: Managing Director
Date: February 20, 2008


Real Estate Finance, Investments, Services


Capmark Finance Inc.
116 Welsh Road
Horsham, Pa 19044